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Exhibit 10.28

NOTICE OF STOCK OPTION GRANT

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

1999 STOCK PLAN

        This Notice of Stock Option Grant (the "Notice") serves as notification that you have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the 1999 Stock Plan (the "Plan"). Copies of the Plan and a Prospectus describing the terms of the Plan are posted on the Company's website located at http://universalpoint/. If you would like hard copies of these documents, please send Howard Kuppler an email indicating what materials you would like. Any terms used in this Notice have the same meanings as in the Plan, which is incorporated into this Notice by reference.

        The specific terms of your individual option grant are as follows:

Name of Optionee	Lance Boxer
Date of Grant	March 19, 2003
Vesting Commencement Date	February 28, 2003
Exercise Price per Share	$0.13
Total Number of Shares Granted	2,150,000
Total Exercise Price	$279,500.00
Type of Option:	__ Incentive Stock Option
X Nonstatutory Stock Option
Term/Expiration Date:	February 28, 2013

        Vesting Schedule:    This Option may be exercised, in whole or in part, in accordance with the following schedule: 25% of the Shares subject to the Option shall vest on each of the first through fourth anniversaries of the Vesting Commencement Date, subject to your employment on a substantially full-time basis with the Company on each such date. The foregoing notwithstanding, if you become an employee of the Company, and the Company thereafter terminates your employment (other than for Cause), any option shares which would otherwise have vested pursuant to the preceding schedule within the twelve (12) month period following the termination of your employment, had you continued to be an employee of the Company, shall become fully vested and exercisable on the date your employment is so terminated (the "Accelerated Options"). For purposes of this Notice, Cause shall be defined as (i) breach of your employment agreement; (ii) conduct amounting to fraud, embezzlement, or misconduct in connection with your employment duties; (iii) your conviction by a court of proper jurisdiction for a crime which constitutes a felony (other than a traffic violation) or an indictment that results in material injury to the Company's property, operation or reputation; (iv) your willful failure to comply with reasonable directions of the Company's Board of Directors (the "Board") after (a) written notice is delivered to you describing such willful failure and (b) you have failed to cure such willful failure after a reasonable time period as determined by the Board in its reasonable discretion (not to be less than 30 days); or (v) willful misconduct in the performance of your duties which willful misconduct has continued for a period of ten (10) days after written notice thereof from the Company.

        The right to receive the Accelerated Options shall be expressly conditioned upon and subject to your execution of an agreement acceptable to the Company that (1) waives any rights you may otherwise have against the Company; and (2) releases the Company from actions, suits, claims, proceedings, and demands related to the period of your employment and/or the termination of your employment.

        You acknowledge and agree that the vesting of shares pursuant to the vesting schedule hereof is earned only by continuing as an employee at the will of the Company (and not through the act of being hired, being granted an option or purchasing shares hereunder). You further acknowledge and agree that this Notice, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued employment for the vesting period, for any period, or at all, and shall not interfere with your right or the Company's right to terminate your employment at any time, with or without cause, subject to the terms of your employment agreement.

        Termination Period:    The vested portion of this Option may be exercised for a period of three (3) months following the date you cease to be a Service Provider; provided, however, that if your employment is terminated by the Company without Cause, the vested portion of this Option may be exercised for nine (9) months after you cease to be an employee and, with respect to the Accelerated Options, for a period of fifteen (15) months following the termination of your employment, if such nine (9) or twelve (12) month periods are greater than the three (3) month period set forth herein. The foregoing notwithstanding, upon a termination of your employment as the result of your death or Disability, the vested portion of your Option may be exercised for twelve (12) months after you cease to be a Service Provider. The Option shall be forfeited in its entirety upon the termination of your employment for Cause. In no event shall this Option be exercised later than the Term/Expiration Date as provided above.

        Exercise of Option:    The Option shall be exercisable during the term in accordance with the Vesting Schedule set out above and the applicable provisions of the Plan. The Option is exercisable by your delivery of an exercise notice, in the form posted on the Company's website located at http://universalpoint/ (the "Exercise Notice"), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. The Option shall be deemed to be exercised upon receipt by the Company of the executed Exercise Notice accompanied by the aggregate Exercise Price for the Option Shares.

        No Shares shall be issued pursuant to the exercise of an Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to you on the date the Option is exercised with respect to such Exercised Shares.

        Method of Payment:    You may pay the aggregate Exercise Price in any of the following forms, or a combination of them: (a) cash, (b) check; (c) consideration the Company receives under a cashless exercise program, if implemented by the Company in connection with the Plan; or (d) by surrendering other Shares which (i) in the case of Shares you acquired upon exercise of an option, you have owned for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

        Other Terms and Conditions:    By accepting this Notice you agree to be bound by all the terms and conditions set forth in this Notice and the Plan. You further agree that in the event of a conflict between the terms and conditions of the Plan and this Notice, the terms of the Plan shall prevail. You may reject this Option grant by notifying the Company (at hkuppler@universalaccess.net) within thirty (30) calendar days of the Date of Grant. If you have not rejected this Option grant within such thirty (30) day period, you will be deemed to have accepted the terms and conditions in this Notice and in the Plan. By accepting this Notice, you acknowledge that you have reviewed the Plan and this Notice in their entirety, you have had an opportunity to obtain the advice of counsel before accepting this Notice, and you fully understand all provisions of the Plan and this Notice.

        This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during your lifetime only by you. The terms of the Plan and this Option Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

        The Plan and this Notice constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by you and the Company. This Notice is governed by the internal substantive laws, but not the choice of law rules, of Illinois.

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  Exhibit 10.28
NOTICE OF STOCK OPTION GRANT UNIVERSAL ACCESS GLOBAL HOLDINGS INC. 1999 STOCK PLAN